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                                                                    EXHIBIT 99.4
                                 BANK OF UNION
                            201 N. Charlotte Avenue
                          Monroe, North Carolina 28112
                           Telephone: (704) 289-9555
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 14, 1995
     NOTICE is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of Bank of Union (the "Bank") will be held at 10:00 a.m., local time, on Thursday, December 14, 1995 at Rolling Hills Country Club on Roosevelt Boulevard, Monroe, North Carolina for the following purposes:
          1. PROPOSAL TO APPROVE PROPOSED MERGER. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of September 13, 1995, (the "Agreement"), by and between First Charter Corporation ("First Charter") and the Bank and the transactions contemplated pursuant to the Agreement, which include, among other matters, (i) at the effective time, the Bank will become a wholly owned subsidiary of First Charter (the "Merger"), and (ii) each outstanding share of the common stock of the Bank (the "Bank Stock"), will be exchanged for shares of the common stock of First Charter pursuant to an exchange ratio set forth in the accompanying Joint Proxy Statement-Prospectus; and
          2. OTHER BUSINESS. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.
     Under North Carolina law, each holder of Bank Stock has the right to dissent from the Merger and to demand payment of the fair value of his or her shares in the event the Merger is approved and consummated. The right of any such shareholder to dissent is contingent upon strict compliance with the requirements of Article 13 of the North Carolina Business Corporation Act ("Article 13"). The full text of Article 13 is attached as Appendix D to the Joint Proxy Statement-Prospectus which accompanies this Notice and is incorporated herein by reference.
     Shareholders of record at the close of business on November 8, 1995 are entitled to notice of, and to vote at, the Special Meeting and any adjournments thereof.
     The Board of Directors unanimously recommends that the shareholders vote to approve the Agreement.
     Each Bank shareholder is invited to attend the Special Meeting in person. However, to ensure that a quorum is present at the Special Meeting, each shareholder is urged to complete, date, sign and return promptly the enclosed proxy in the enclosed pre-paid envelope. If you return the enclosed proxy, you may still attend the Special Meeting and vote in person, in which case your returned proxy will be void.
                                         By Order of the Board of Directors
                                         David C. McGuirt,
                                         EXECUTIVE VICE PRESIDENT AND SECRETARY

Dated: November 13, 1995